Exhibit 10.50
Amendment No. 1
to
Glenn F. Tilton Secular Trust Agreement No. 2

            THIS AMENDMENT NO. 1 is made as of this 17th day of February, 2003 to the Glenn F. Tilton Trust Agreement No. 2 dated September 5, 2002 (the "Trust") by and among UAL Corporation (the "Company"), Glenn F. Tilton (the "Executive") and The Northern Trust Company, as trustee (the "Trustee").

            WHEREAS, Section 9(a) of the Trust authorizes its amendment by a written instrument executed by the Company, the Executive and the Trustee; and

            WHEREAS, the parties hereto wish to amend the Trust to reflect the terms of the Amendment to Executive's Employment Agreement, dated February 17, 2003, a copy of which is attached.

            NOW, THEREFORE, the Company, Executive and Trustee agree as follows:

            1.    The first sentence of Section 2(c) of the Trust is amended and restated to read as follows:

"If, as provided in the amended Employment Agreement, Executive's employment is terminated either by Executive other than for Good Reason or by the Company for Cause and the effective date of such termination is on or before September 2, 2004, then Executive will forfeit 100% of his interest in the Trust Fund."             IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

Attest: /s/ Mary Jo C. Georgen Name: Mary Jo C. Georgen Title: Assistant Corporate Secretary	UAL CORPORATION By: /s/ Francesca M. Maher Name: Francesca M. Maher Title: Sr. Vice President, General Counsel & Secretary

Attest: /s/ Helen M. Stirk Name: Helen M. Stirk Title: Sr. Vice President & Assistant Secretary	THE NORTHERN TRUST COMPANY, as Trustee By: /s/ James R. Jacobson Name: James R. Jacobson Title: Second Vice President

GLENN F. TILTON /s/ Glenn F. Tilton